                              AMENDED AND RESTATED
                             REVOLVING CREDIT NOTE


$10,000,000                                                  New York, New York
                                                                   May 13, 1997


         This Amended and Restated Revolving Credit Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of January 7, 1997 as amended by Amendment No. 1 and Joinder Agreement dated as of the date hereof (as same may be further amended, supplemented or modified from time to time the "Loan Agreement") by and among BATTERIES BATTERIES, INC., a corporation organized under the laws of the State of Delaware ("BATS"), TAUBER ELECTRONICS, INC., a corporation organized under the laws of the State of California ("TEI"), ADVANCED FOX ANTENNA, INC., a corporation organized under the laws of the State of Delaware ("AFA"), SPECIFIC ENERGY CORPORATION, a corporation organized under the laws of the State of Arizona ("SEC"), BATTERY NETWORK, INC., a corporation organized under the laws of the State of Illinois ("BN"), W.S. BATTERY & SALES COMPANY, INC., a corporation organized under the laws of the State of Illinois ("WSBS"), BATTERY ACQUISITION CORP., a corporation organized under the laws of the State of New York ("BAC") and CLIFFCO OF TAMPA BAY, INC. (formerly known as Cellular Florida Acquisition, Inc.), a corporation organized under the laws of the State of Florida ("CTB") (BATS, TEI, AFA, SEC, BN, WSBS, BAC and CTB each a "Borrower" and, jointly and severally, the "Borrowers"), IBJ SCHRODER BANK & TRUST COMPANY ("IBJS"), each of the other financial institutions named in or which hereafter become a party to the Loan Agreement (IBJS and such other financial institutions, the "Lenders") and IBJS as agent for the Lenders (IBJS in such capacity, the "Agent"). Capitalized terms not otherwise defined herein shall have the meanings as provided in the Loan Agreement.

         FOR VALUE RECEIVED, Borrowers, jointly and severally, hereby promise to pay to the order of Agent for the ratable benefit of Lenders at its offices located at One State Street, New York, New York 10004 or at such other place as Agent may from time to time designate to Borrowers in writing:

         (i) the principal sum of TEN MILLION 00/100 DOLLARS ($10,000,000) or, if different from such amount, such amount of evolving Advances as may be due and owing under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement and subject to acceleration upon the occurrence and during the continuation of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and

         (ii) interest on the principal amount of this Note from time to time outstanding, payable at the Revolving Interest Rate in accordance with the provisions of the Loan Agreement. Upon and after the declaration of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate. In no event, however, shall interest exceed the maximum interest rate permitted by law.

         This Note is the Revolving Credit Note referred to in the Loan Agreement and is secured, inter alia, by the Liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

         This Note amends and restates in its entirety and is given in substitution for (but not in satisfaction of) that certain Revolving Credit Note dated January 7, 1997 made by BATS, TEI, AFA, SEC, BN, WSBS and BAC in favor of Agent for the ratable benefit of Lenders in the original principal amount of $10,000,000.

         This Note may be voluntarily prepaid, in whole, on the terms and conditions set forth in the Loan Agreement.

         If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

         This Note is being delivered in the State of New York, and shall be construed and enforced in accordance with the laws of such State.

         Borrowers expressly waive any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

                                       BATTERIES BATTERIES, INC. TAUBER
                                       ELECTRONICS, INC. ADVANCED FOX ANTENNA,
                                       INC. SPECIFIC ENERGY CORPORATION BATTERY
                                       NETWORK, INC. W.S. BATTERY & SALES
                                       COMPANY, INC. BATTERY ACQUISITION CORP.
                                       CLIFFCO OF TAMPA BAY, INC. (formerly
                                       known as Cellular Florida Acquisition,
                                       Inc.)


                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                        of each of the foregoing corporations

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

STATE OF NEW YORK   )
                    : ss.:
COUNTY OF NEW YORK  )


         On the ____ day of May, 1997, before me personally came ______________________, to me known, who being by me duly sworn, did depose and say that he is the __________________ of each of Batteries Batteries, Inc., Tauber Electronics, Inc., Advanced Fox Antenna, Inc., Specific Energy Corporation, Battery Network, Inc., W.S. Battery & Sales Company, Inc., Battery Acquisition Corp. and Cliffco of Tampa Bay, Inc., the corporations described in and which executed the foregoing instrument; and that he signed his name thereto by order of the each of the respective boards of directors of said corporations.


                                            -------------------------------
                                                Notary Public

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